EXHIBIT 99.1

Platform Specialty Products Corporation Announces Full Year 2013 Financial Results

- Combined net sales climb to nearly $750 million for the full year

- Combined As Adjusted EBITDA rises 11% to $180 million on the strength of record Combined As Adjusted gross profit margins

MIAMI, March 27, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform," the "Company" or the "Successor" company) announced today its full year 2013 financial results.

Full Year 2013 GAAP Highlights:

Predecessor Period (includes MacDermid, Incorporated's results from January 1, 2013 through October 31, 2013):

  Net sales were $627.7 million.
  Gross profit was $322.8 million, representing a gross margin of 51.4%.
  Net income was $13.5 million.

Successor Period (includes the period from Platform's inception on April 23, 2013 through December 31, 2013):

  Net sales were $118.3 million.
  Gross profit was $35.7 million, representing a gross margin of 30.2%.
  Net loss was $195.6 million.
  Loss per diluted share was $2.10.

Full Year 2013 Non-GAAP Combined Highlights1:

  Combined organic net sales growth was 2%, or approximately $15 million, climbing from $731.2 million in 2012 to $746.0 million in 2013.
  Reported gross margin was 48.1% for 2013 compared to 48.6% for the same period 2012. As adjusted margin rose to 51.3% for 2013 compared to 48.6% for the same period 2012.
  Reported net loss was $181.0 million compared to net income of $46.0 million for the same period 2012. As adjusted net income increased 14.4% to $89.6 million compared to $78.3 million for the same period 2012.
  Loss per diluted share was $1.96 in 2013. As adjusted earnings per diluted share reached $0.68.
  As Adjusted EBITDA reached a record high of $180.1 million in 2013, up approximately 11% from $162.4 million in 2012.

Daniel H. Leever, Platform's Vice Chairman and Chief Executive Officer, commented, "the inception of Platform and our initial acquisition of MacDermid in 2013 laid the foundation for what we believe will be an exciting and long-term growth story. Our hallmark investment exemplified what we believe to be a disciplined approach to acquisitions, one that we plan to continue to employ as we build a portfolio of market-leading specialty chemicals businesses. At the same time, we remain acutely focused on driving operational excellence and organic growth in the core business. Supported by our 'asset-lite, high-touch' model, our strategic efforts to introduce new generation, higher-margin products as well as our ongoing focus on product innovation helped us to deliver a strong set of financial results in 2013, which we believe will be important to help us fuel growth going forward."

Frank J. Monteiro, Platform's Chief Financial Officer, added, "in 2013, our focus on operational execution, along with our successful efforts to improve our product mix and continuously enhance our value proposition to our customers, helped us achieve higher revenue growth as well as solid adjusted gross margins, adjusted earnings and cash flow from operations. We believe our pipeline of opportunities will allow us to maintain this positive momentum in 2014, and our sound financial footing affords us the flexibility to pursue both our organic and acquisitive growth initiatives."

This press release includes GAAP financials that show MacDermid, Incorporated as the "Predecessor" and Platform as the "Successor" as well as the additional Combined non-GAAP "As Adjusted" P&L and related reconciliation to the GAAP numbers. We did not own MacDermid for any of the "Predecessor" period or for the entirety of the "Successor" period. Accordingly, our full year 2013 financial results are presented for the "Predecessor" and "Successor" periods, which correspond to the periods preceding (January 1, 2013 through October 31, 2013) and succeeding (April 23, 2013 through December 31, 2013) the acquisition, respectively. We are presenting our results for the combined full year 2013 period for comparative purposes, using the non-GAAP mathematical sum of the results reported for the Successor and Predecessor periods, which we believe provides a more complete understanding of our operational results and a meaningful comparison of our performance between periods. This financial information may not reflect the actual financial results we would have achieved absent the acquisition of MacDermid, Incorporated and may not be predictive of future financial results.

GAAP Financial Results

GAAP financial results for Platform, or the "Successor" company, include the period from Platform's inception on April 23, 2013 through December 31, 2013.

GAAP financial results for MacDermid, Incorporated ("MacDermid" or the "Predecessor" company) are prior to the close of the acquisition on October 31, 2013 (the "Acquisition"). Given Platform had no operations prior to the close of the Acquisition, the Successor's results are driven by MacDermid's performance following the close of the Acquisition on October 31, 2013.

(in thousands, except for EPS figures)	Period from Inception (April 23, 2013) through December 31, 2013	January 1, 2013- October 31, 2013	Full Year 2012
	Successor	Predecessor	Predecessor
Net Sales	$118,239	$627,712	$731,220
Gross Profit	$35,652	$322,837	$355,054
Total Operating Expenses	$231,284	$231,088	$239,957
Net Income (Loss)	($194,222)	$13,219	$45,977
Earnings (Loss) Per Share	($2.10)	N/A	N/A

Non-GAAP Financial Results

Combined Net Sales

On a combined basis, Platform reported net sales of $746.0 million for the full year 2013, representing 2.0% organic growth compared to $731.2 million in net sales for MacDermid in 2012, driven mainly by growth in the Performance Materials segment. Net sales to targeted strategic end markets, which represent upstream opportunities in current markets or opportunities to enter markets adjacent to those Platform currently serves, were approximately 10% of combined net sales for 2013. The Company continues to introduce new products to market as well as to modify existing products, often at the request of, or in collaboration with, its customers. Combined net sales in the Performance Materials segment were $574.5 million, representing 2.7% year over year growth driven by the Company's focus on the automotive and smart phone/tablet solutions.

The Graphic Solutions segment reported combined net sales of $171.4 million for 2013, in line with the Predecessor's Graphic Solutions sales in 2012, driven by increased sales in primary flexographic printing product lines, offset by anticipated declining sales in the publication plates product line.

Combined Gross Profit

Combined gross profit for the full year 2013 was $358.5 million, representing a combined gross margin of 48.1%. Excluding a one-time charge relating to the elimination of manufacturer's profit in inventory, combined as adjusted gross profit was $382.7 million, 7.8% higher compared to the Predecessor's gross profit in 2012. Combined as adjusted gross margin was 51.3%.

Combined Operating Expenses

Combined operating expenses were $462.3 million for the full year 2013 compared to $240.0 million in 2012. However, excluding one-time charges primarily related to the Acquisition, combined operating expenses would have been $216.1 million in 2013, an increase of 4.3% compared to the Predecessor's adjusted operating expenses of $207.1 million in 2012.

Combined Net Income (Loss)

Combined net loss was $181.0 million for the year ended 2013 compared to net income of $46.0 million in 2012. Excluding one-time charges primarily related to the Acquisition, combined as adjusted net income for the full year 2013 was $89.6 million, representing a 14.4% increase from the Predecessor's net income of $78.3 million in 2012. On a combined basis, as adjusted earnings per diluted share for 2013 was $0.68.

Combined Adjusted EBITDA

Combined as adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the full year 2013 was $180.1 million, up 11% compared to the Predecessor's adjusted EBITDA of $162.4 million in 2012.

Non-GAAP Reconciliation

Please see the non-GAAP reconciliation table attached hereto and the schedules accompanying this release for a reconciliation of non-GAAP measures, including combined adjusted EBITDA, free cash flow, cash conversion and diluted earnings per share, to GAAP measures.

Conference Call

Platform will host a webcast/dial-in conference call to discuss its full year 2013 financial results at 5:00 p.m. Eastern Time on Thursday, March 27, 2014. Participants on the call will include Martin E. Franklin, Chairman; Daniel H. Leever, Vice Chairman and Chief Executive Officer; and Frank J. Monteiro, Chief Financial Officer.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 15736469. The call will be simultaneously webcast at www.platformspecialtyproducts.com. A replay of the call and webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding Platform's adjusted earnings per share, expected or estimated revenue, the outlook for Platform's markets and the demand for its products, estimated sales, segment earnings, net interest expense, income tax provision, restructuring and other charges, cash flows from operations, consistent profitable growth, free cash flow, future revenues and gross operating and adjusted EBITDA margin improvement requirement and expansion, organic net sales growth, bank debt covenants, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies and Platform's ability to manage its risk in these areas, and the impact of acquisitions, divestitures, restructuring and other unusual items, including Platform's ability to successfully complete as well as integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission. Platform undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

1 In this press release, non-GAAP pro forma consolidated amounts include the Predecessor's (MacDermid) amounts combined with the Company's amounts.

—FINANCIAL TABLES TO FOLLOW—

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED BALANCE SHEETS

($ In thousands)
	As of December 31,
	2013	2012
	Successor	Predecessor
Assets
Cash & cash equivalents	$123,040	$143,351
Accounts receivable, net of allowance for doubtful accounts of $10,113 and $8,831 at December 31, 2013 and 2012, respectively	140,525	138,970
Inventories	89,618	76,093
Prepaid expenses & other current assets	30,056	16,115
Total current assets	383,239	374,529

Property, plant & equipment, net	139,670	100,391
Goodwill	1,002,886	476,232
Intangible assets, net	683,004	251,772
Other assets	33,089	30,993
Total assets	2,241,888	1,233,917

Liabilities & Stockholders' Equity
Accounts payable	56,156	53,416
Accrued salaries, wages and employee benefits	22,656	14,289
Current installments of long-term debt and capital lease obligations	7,958	26,819
Other current liabilities	32,650	33,622
Total current liabilities	119,420	128,146

Long-term debt and capital lease obligations	744,291	693,821
Long-term retirement benefits, less current portion	25,129	54,207
Long-term deferred income taxes	138,273	49,411
Long term contingent consideration	34,800	--
Other long-term liabilities	30,387	35,895
Total liabilities	1,092,300	961,480

Commitments and contingencies
Redeemable 401(k) plan interest	20,972	--

Stockholders' Equity
Successor Period preferred shares (2,000,000 designated as Series A), 5,000,000 and 0 shares authorized at December 31, 2013 and December 31, 2012, respectively; 2,000,000 shares and 0 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	20	--
Predecessor Period 9.00% cumulative Series A preferred shares, 0 and 316,000 shares authorized at December 31, 2013 and December 31, 2012, respectively; 0 shares and 315,144 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	--	525,027
Successor Period common shares, 200,000,000 shares authorized, 103,571,941 shares and 0 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	1,036	--
Predecessor Period common shares, 50,000,000 shares authorized, 49,576,713 shares and 49,582,936 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	--	50,000
Additional paid-in capital	1,210,982	2,318
Accumulated deficit	(194,222)	(273,086)
Accumulated other comprehensive income (loss)	14,779	(30,270)
Less: Treasury stock (0 shares at December 31, 2013 and 856 preferred shares and 417,064 common shares at December 31, 2012, at cost, respectively)	--	(1,264)
Total stockholders' equity	1,032,595	272,725
Income (deficit) in non-controlling interest	96,021	(288)
Total equity	1,128,616	272,437

Total liabilities, redeemable 401(k) interest and stockholders' equity	$2,241,888	$1,233,917

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ In thousands)
	Period from
	Inception	January 1,
	(April 23, 2013)	2013
	through	through	Year Ended
	December 31,	October 31,	December 31,
	2013	2013	2012
	Successor	Predecessor	Predecessor

Cash flows from operating activities:
Net (loss) income	$(195,625)	$13,514	$46,266
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Non-cash charge related to preferred stock dividend rights	172,006	--	--
Depreciation & amortization	12,778	32,835	42,193
Deferred income taxes	(7,481)	(4,845)	(8,364)
Manufacturer's profit in inventory adjustment	23,912	--	--
Loss on extinguishment of debt	--	18,788	--
Equity compensation expense	542	9,317	162
Other, net	(523)	7,181	335

Changes in assets & liabilities:
Working capital	8,137	(13,590)	(849)
Other assets and liabilities	(6,336)	(7,138)	(4,567)
Net cash flows provided by operating activities	7,410	56,062	75,176

Cash flows from investing activities:
Capital expenditures	(2,263)	(8,931)	(13,399)
Proceeds from sale of business units and product line	--	1,831	--
Acquisition of business, net	(976,035)	--	(5,059)
Other, net	4,393	(715)	181
Net cash flows used in investing activities	(973,905)	(7,815)	(18,277)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount and fees	--	1,109,513	--
Repayments of borrowings	(1,980)	(732,873)	(26,092)
Repurchase of Series A preferred stock	--	(270,167)	--
Advance from Platform Acquisition Holdings, Ltd to repurchase Predecessor equity	(33,268)	33,268	--
Proceeds from issuance of preferred stock, net	20,000	--	--
Proceeds from issuance of common stock, net	1,019,491	--	--
Payment of accumulated dividends on Series A preferred stock	--	(229,833)	--
Payment of financing fees	(1,830)	(13,589)	(321)
Other, net	(25)	(559)	(819)
Net cash flows provided by (used in) financing activities	1,002,388	(104,240)	(27,232)

Effect of exchange rate changes on cash and cash equivalents	92	(303)	232

Net increase (decrease) in cash and cash equivalents	35,985	(56,296)	29,899

Cash and cash equivalents at beginning of period	87,055	143,351	113,452
Cash and cash equivalents at end of period	$123,040	$87,055	$143,351

Supplemental disclosure information:
Cash paid for interest	$5,084	$49,958	$45,235
Cash paid for income taxes	$2,932	$21,808	$27,144

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

($ In thousands, except per share amounts)	Period from
	Inception	January 1,
	(April 23, 2013)	2013
	through	through	Year Ended
	December 31,	October 31,	December 31,
	2013	2013	2012
	Successor	Predecessor	Predecessor

Net sales	$118,239	$627,712	$731,220
Cost of sales	82,587	304,875	376,166
Gross profit	35,652	322,837	355,054

Operating expenses:
Selling, technical, general and administrative	54,521	207,554	214,614
Non-cash charge related to preferred stock dividend rights	172,006	--	--
Research and development	3,995	19,898	25,051
Restructuring	762	3,636	292
Total operating expenses	231,284	231,088	239,957

Operating (loss) profit	(195,632)	91,749	115,097

Other (expense) income:
Interest, net	(5,372)	(45,929)	(49,139)
Loss on extinguishment of debt	--	(18,788)	--
Other (expense) income	(440)	(557)	4,981
	(5,812)	(65,274)	(44,158)
(Loss) income from continuing operations before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(201,444)	26,475	70,939
Income tax benefit (provision)	5,819	(12,961)	(24,673)
Net (loss) income	(195,625)	13,514	46,266
Net loss (income) attributable to the non-controlling interest	1,403	(295)	(289)
Net (loss) income attributable to common shares Shareholders	(194,222)	13,219	45,977
Accrued payment-in-kind dividend on cumulative preferred shares	--	(22,454)	(44,605)
Net (loss) income attributable to common shares	$(194,222)	$(9,235)	$1,372

Earnings (loss) per share
Basic	$(2.10)	n/a	n/a
Diluted	$(2.10)	n/a	n/a

Weighted average shares outstanding (In thousands)
Basic	92,563	n/a	n/a
Diluted	92,563	n/a	n/a

PLATFORM SPECIALTY PRODUCTS CORPORATION
NON-GAAP PRO FORMA COMBINED INCOME STATEMENTS

($ In thousands, except per share amounts)	Combined (1)		As Adjusted			As Adjusted
	Year Ended		Year Ended	Year Ended		Year Ended
(Unaudited)	December 31,	Adjustments	December 31,	December 31,	Adjustments	December 31,
	2013	2013	2013	2012	2012	2012

Net sales	$745,951	$--	$745,951	$731,220	$--	$731,220
Cost of sales	387,463	(24,192)	363,271	376,166	--	376,166
Gross profit	358,488	24,192	382,680	355,054	--	355,054

Operating expenses:
Selling, technical, general and administrative	262,076	(69,602)	192,474	214,614	(32,508)	182,106
Non-cash charge related to preferred stock dividend rights	172,006	(172,006)	--	--	--	--
Research and development	23,893	(290)	23,603	25,051	--	25,051
Restructuring	4,398	(4,398)	--	292	(292)	--
Total operating expenses	462,373	(246,296)	216,077	239,957	(32,800)	207,157

Operating (loss) profit	(103,885)	270,488	166,603	115,097	32,800	147,897
Other income (expense):
Interest, net	(51,300)	21,031	(30,269)	(49,139)	18,826	(30,313)
Loss on extinguishment of debt	(18,788)	18,788	--	--	--	--
Other (expense) income	(996)	(1,143)	(2,139)	4,981	(5,689)	(708)
	(71,084)	38,676	(32,408)	(44,158)	13,137	(31,021)
(loss) income from continuing operations before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(174,969)	309,164	134,195	70,939	45,937	116,876
Income tax (provision) benefit	(7,142)	(37,142)	(44,284)	(24,673)	(13,896)	(38,569)
Net (loss) income	(182,111)	272,022	89,911	46,266	32,041	78,307
Net loss (income) attributable to the non-controlling interest	1,108	(1,434)	(326)	(289)	--	(289)
Net (loss) income attributable to common shares Shareholders	(181,003)	270,588	89,585	45,977	32,041	78,018
Accrued payment-in-kind dividend on cumulative preferred shares	(22,454)	22,454	--	(44,605)	44,605	--
Net (loss) income attributable to common shares	$(203,457)	$293,042	$89,585	$1,372	$76,646	$78,018

Earnings (loss) per share
Basic	(1.96)	--	0.97	--	--	--
Diluted	(1.96)	--	0.68	--	--	--

Weighted average shares outstanding (In thousands)
Basic	92,563	--	92,563	--	--	--
Diluted	92,563	--	132,519 (2)	--	--	--

(1) For the year ended December 31, 2013, adjustments to net income included combining predecessor (MacDermid) results for the period from January 1, 2013 through October 31, 2013 with the Company's results as Platform did not own MacDermid for any of the predecessor period or for the entirety of the successor period. The successor period reflects Platform's new accounting basis as of the MacDermid acquisition and combined results are presented for comparative purposes.

(2) Adjusted diluted weighted average shares outstanding assumes conversion and issuance of all outstanding warrants, conversion of exchange rights held by selling stockholders of MacDermid, shares issued in connection with the 401k exchange, common shares equivalent of preferred dividend rights and vested stock options. Associated cash is not reflected in the combined Balance Sheets.

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Includes Predecessor and Successor data

(in millions)	2011	2012	2013
Net income (loss)		$46.0	$(181.0)

Adjustments to reconcile to net income (loss):
Income tax expense (benefit)		24.6	7.1
Interest expense		49.7	51.8
Depreciation and amortization expense		42.2	45.6	(1)
Unrealized gain on foreign currency denominated debt		(5.7)	(1.1)	(2)
Equity based compensation expense		0.2	9.3	(3)
Restructuring and related expenses		1.2	8.0	(4)
Non-cash charges related to preferred dividend rights		--	172.0	(5)
Predecessor loss on extinguishment of debt		--	18.8
Manufacturer's profit in inventory (purchase accounting)		--	23.9	(6)
Predecessor Acquisition Costs		--	19.4	(7)
Successor Acquisition costs		--	12.7	(8)
Other expense (income)		4.2	(6.4)	(9)
		--	--
Adjusted EBITDA		$162.4	$180.1

Adjusted EBITDA		$162.4	$180.1

Gross Capital Expenditures		13.4	10.8

Change in Net Working Capital		1.5	0.1

Free Cash Flow (FCF)		$147.5	$169.2
Cash Conversion		0.9	0.9

Accounts Receivable, Net	134.6	139.0	140.5
Inventories	75.2	76.1	77.7
Prepaid Expenses	12.0	10.9	11.0
Accounts Payable	(49.5)	(53.4)	(56.2)
Accrued Expenses	(37.4)	(36.1)	(36.4)

Net Working Capital	135.0	136.5	136.6

2013 Footnotes:
(1) Includes $31.3m in 2013 and $27.1m in 2012 for amortization expense that is added back in the "As Adjusted" Income Statement.
(2) Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
(3) Predecessor stock compensation and long term incentive plan expense included in operating expenses.
(4) Includes restructuring expenses of $4.4m and $3.1m of reorganization costs adjusted out of operating expenses and $0.3m of reorganization costs adjusted out of cost of sales.
(5) Non-cash charge related to preferred stock dividend rights adjusted out of operating expenses.
(6) Manufacturer's profit in inventory purchase accounting adjustment associated with the Acquisition. Adjusted out of Cost of Sales.
(7) Predecessor transaction costs associated with the Acquisition. Adjusted out of operating expenses.
(8) Transaction costs associated with the Acquisition. Adjusted out of operating expenses.
(9) Primarily the reversal of one-time gain associated with retirement plan curtailment executed in conjunction with the Acquisition.

"Adjustments" relate to items that are adjusted from the "GAAP Combined" results to arrive at the "As Adjusted" results for the years ended December 31, 2013 and 2012.

The financial tables presented herein and this narrative include GAAP financials that show MacDermid, Incorporated ("MacDermid") as the "Predecessor" and Platform as the "Successor" as well as the additional Combined non-GAAP "As Adjusted" Income Statement and related reconciliation to the GAAP numbers. We did not own MacDermid for any of the "Predecessor" period or for the entirety of the "Successor" period. Accordingly, our full year 2013 financial results are presented for the "Predecessor" and "Successor" periods, which correspond to the periods preceding (January 1, 2013 through October 31, 2013) and succeeding (April 23, 2013 through December 31, 2013) the acquisition of MacDermid (the "Acquisition"), respectively. We are presenting our results for the combined full year 2013 period for comparative purposes, using the non-GAAP mathematical sum of the results reported for the Successor and Predecessor periods, which we believe provides a more complete understanding of our operational results and a meaningful comparison of our performance between periods.

For the Year ended December 31, 2013

Adjustments to cost of sales included $23.9 million of non-cash manufacturer's profit in inventory representing a purchase accounting adjustment to the inventory acquired with the Acquisition and $0.3 million of reorganization expenses.

Adjustments to selling technical, general and administrative expense primarily included:

  $32.1 million of Predecessor's and the Company's transaction costs related to the Acquisition;
  $31.3 million of amortization of acquired intangible assets;
  $9.3 million of Predecessor's equity based compensation expense;
  $2.2 million of reorganization costs primarily associated with the closure of an international operation designed to result in cost savings;
  $6.3 million reversal of one-time retirement plan curtailment gains recorded as a result of changes in the calculation of benefits due to freezing the defined benefit plan in conjunction with the Acquisition; and
  $1.1 million to mark the contingent consideration to fair value.

Other operating expense adjustments include:

  $172 million one-time, non-cash charge related to preferred stock dividend rights;
  $0.3 million transaction costs related to the Acquisition included in research and development; and
  $4.4 million of restructuring costs.

Adjustment to interest expense is to reflect the elimination of interest expense related to debt not assumed in the Acquisition and addition of interest expense assuming the debt assumed in the Acquisition had been outstanding for the full year.

Adjustments to other non-operating expenses include elimination of the loss on extinguishment of debt and the write-off of deferred financing fees related to both MacDermid's recapitalization in June 2013 and the Acquisition.

Adjustments to other income relates to non-cash gain on valuation of foreign debt.

Also, included in the adjustments to net income for the year ended December 31, 2013 is the tax provision adjustment of $42.9 million, which reflects the normalization of the adjusted pre-tax income to the Company's 2013 estimated 33% effective tax rate, a reversal of the $22.5 million of dividends payments related to the Predecessor's accounting for the Acquisition and a reversal of the loss attributable to the non-controlling interest also resulting from the Acquisition.

The As Adjusted diluted weighted average shares outstanding used for the calculation of "As Adjusted earnings per share" assumes conversion and issuance of all outstanding warrants, conversion of exchange rights held by selling stockholders of MacDermid, shares issued in connection with the 401k Exchange, common shares equivalent of preferred dividend rights, and vested stock options.

For the Year ended December 31, 2012

Adjustments to selling technical, general and administrative expense primarily included:

  $27.1 million of amortization of acquired intangible assets;
  $4.2 million of one-time costs related to Predecessor's incomplete initial public offering and acquisition activities; and
  $1.2 million of one-time severance charges not included in restructuring expenses.

Other operating expense adjustments include $0.3 million of restructuring costs.

Adjustment to interest expense is to reflect the elimination of interest expense related to debt not assumed in the Acquisition and addition of interest expense assuming the debt assumed in the Acquisition had been outstanding for the full year.

Adjustment to other income primarily relates to non-cash gain on valuation of foreign debt.

Also, included in the adjustments to net income for the year ended December 31, 2012 is the tax provision adjustment of $13.9 million, which reflects the normalization of the adjusted pre-tax income to the Company's 2012 estimated 33% effective tax rate and a reversal of the $44.6 million of dividends payments related to the Predecessor's accounting.

CONTACT: Source/Investor Relations Contact:
         Frank Monteiro
         +1-203-575-5850

         Media Contacts:
         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368